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Exhibit 10.14

REPRESENTATION, WARRANTY AND INDEMNITY AGREEMENT

        This REPRESENTATION, WARRANTY AND INDEMNITY AGREEMENT is made and entered into as of June 15, 2006 (this "Agreement") and is effective as of the Closing Date (as defined below), by and among Douglas Emmett, Inc., a Maryland corporation (the "REIT"), and Douglas Emmett Properties, LP, a Delaware limited partnership and subsidiary of the REIT (the "Operating Partnership", and collectively with the REIT, the "Consolidated Entities") on the one hand, and the individuals listed on the signature page hereto on the other hand (such individuals collectively, the "Principals").

RECITALS

        WHEREAS, through a series of merger agreements and contribution agreements dated as of even date herewith between (i) certain institutional funds (the "DERA Funds") for which Douglas Emmett Realty Advisors, a California corporation ("DERA"), acts as the general partner, (ii) certain single asset entities managed by Affiliates of DERA (the "Single Asset Entities") and (iii) DERA, Douglas, Emmett and Company, a California corporation, and P.L.E. Builders, Inc., a California corporation (collectively, the "Management Companies" and, together with the DERA Funds and the Single Assets Entities, the "Douglas Emmett Entities") (the acquisitions of the Douglas Emmett Entities are hereinafter referred to as the "Formation Transactions"; the "Pre-Formation Participants" are the holders of the equity interests in all of the Douglas Emmett Entities immediately prior to the Formation Transactions; and the "Formation Transaction Documentation" is all of the merger and contribution agreements under which all of the equity interests in the Douglas Emmett Entities held by the Pre-Formation Participants are to be acquired as part of the Formation Transactions), the Operating Partnership is acquiring, directly and through subsidiaries, the ownership of a portfolio of office, residential and other properties and certain operating assets currently owned, directly or indirectly, by the Douglas Emmett Entities. The Formation Transactions relate to the proposed initial public offering (the "IPO") of the common stock, par value $.01 per share, of the REIT (the "REIT Shares");

        WHEREAS, pursuant to the Formation Transaction Documentation, the Consolidated Entities will be paying a combination of cash, without interest, units of limited partnership in the Operating Partnership ("OP Units"), REIT Shares, or any combination of the foregoing to the Pre-Formation Participants for their equity interests in the Douglas Emmett Entities;

        WHEREAS, the Principals are the sole stockholders of the Management Companies and directly or indirectly own interests in certain of the other Douglas Emmett Entities;

        WHEREAS, in order to induce the Consolidated Entities to enter into the Formation Transaction Documentation, the Principals have agreed to provide certain representations, warranties and indemnities as set forth herein; and

        WHEREAS, the Principals have agreed to deposit REIT Shares and/or OP Units with an aggregate value on the Closing Date equal to $20.0 million (collectively, the "Indemnity Holdback Amount") into an "Indemnity Holdback Escrow" pursuant to the "Escrow Agreement" attached as Exhibit A hereto with the "Escrow Agent" (as defined therein) in order to provide the exclusive remedy for any breaches of this Agreement. Each OP Unit and REIT Share so deposited shall be valued at the initial public offering price of a REIT Share in the IPO (the "IPO Price").

        NOW, THEREFORE, in consideration of the foregoing and the representations, warranties, covenants and other terms contained in this Agreement, the parties hereto, intending to be legally bound hereby, agree as follows:

ARTICLE I

REPRESENTATION AND WARRANTIES

        Except as disclosed in the Prospectus, each of the Principals hereby jointly and severally represents and warrants to the Consolidated Entities that as of the Closing Date:

        Section 1.01    ORGANIZATION; AUTHORITY.

          (a)   Each of the Douglas Emmett Entities has been duly organized and is validly existing under the laws of its jurisdiction of organization and has all requisite power and authority to enter into each agreement or other document contemplated by the Formation Transaction Documentation and to carry out the transactions contemplated thereby, and to own, lease and/or operate each of its Fund Properties and to carry on its business as presently conducted. Each such Douglas Emmett Entity and each of its Subsidiaries, to the extent required under applicable Laws, is qualified to do business and is in good standing in each jurisdiction in which the nature of its business or the character of its Fund Properties make such qualification necessary, other than such failures to be so qualified as would not, individually or in the aggregate, reasonably be expected have a Material Adverse Effect.

          (b)   The appropriate schedules attached to the Formation Transaction Documentation set forth as of the date hereof with respect to each Douglas Emmett Entity (i) each Subsidiary of such Douglas Emmett Entity, (ii) the ownership interest therein of such Douglas Emmett Entity, (iii) if not wholly owned by such Douglas Emmett Entity, the identity and ownership interest of each of the other owners of such Subsidiary, and (iv) each Fund Property owned or leased pursuant to a ground lease by such Douglas Emmett Entity or such Subsidiary. Each Subsidiary of each Douglas Emmett Entity has been duly organized and is validly existing under the laws of its jurisdiction of organization, and has all power and authority to own, lease and/or operate its Fund Properties and to carry on its business as presently conducted. Each Subsidiary of each Douglas Emmett Entity, to the extent required under applicable Laws, is qualified to do business and is in good standing in each jurisdiction in which the nature of its business or the character of its Fund Properties make such qualification necessary, other than such failures to be so qualified as would not, individually or in the aggregate, reasonably be expected have a Material Adverse Effect.

        Section 1.02    DUE AUTHORIZATION.     The execution, delivery and performance by each Douglas Emmett Entity of each agreement or other document contemplated by the Formation Transaction Documentation to which it is a party have been duly and validly authorized by all necessary actions required of such Douglas Emmett Entity. Each agreement, document and instrument contemplated by the Formation Transaction Documentation and executed and delivered by or on behalf of each Douglas Emmett Entity constitutes, or when executed and delivered will constitute, the legal, valid and binding obligation of such Douglas Emmett Entity, each enforceable against such Douglas Emmett Entity in accordance with its terms, subject to applicable bankruptcy, insolvency, moratorium or other similar laws relating to creditors' rights and general principles of equity.

        Section 1.03    CAPITALIZATION.     The appropriate schedules attached to the Formation Transaction Documentation set forth as of the date hereof the ownership of each Douglas Emmett Entity. All of the issued and outstanding equity interests of such Douglas Emmett Entity are validly issued (other than the Profits Interests in respect of any Douglas Emmett Entity, if applicable, where the concept of valid issuance is not applicable) and, to the Principals' Knowledge, are not subject to preemptive rights.

        Section 1.04    LICENSES AND PERMITS.     To the Principals' Knowledge, all notices, licenses, permits, certificates and authorizations required for the continued use, occupancy, management, leasing and operation of the Fund Properties have been obtained or can be obtained without material cost, are in full force and effect, are in good standing and (to the extent required in connection with the transactions contemplated by the Formation Transaction Documentation) are assignable to the Operating Partnership, except in each case for items that would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. To the Principals' Knowledge, no Douglas Emmett Entity or any of their Subsidiaries nor any third party has taken any action that (or failed to take any action the omission of which) would result in the revocation of any such notice, license, permit, certificate or authorization where such revocation or revocations would, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, nor has any of them received any written notice of violation from any Governmental Authority or written notice of the intention of any entity to revoke any of them, that in each case has not been cured or otherwise resolved to the satisfaction of such Governmental Authority and that would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

        Section 1.05    LITIGATION.     Except for actions, suits or proceedings covered by the policies of insurance described in Section 1.07(a), to the Principals' Knowledge, there is no action, suit or proceeding pending or threatened against any Douglas Emmett Entity or any of their Subsidiaries which, if adversely determined, would, individually or together with all such other actions, reasonably be expected to have a Material Adverse Effect. To the Principals' Knowledge, there is no action, suit or proceeding pending or, threatened against any Douglas Emmett Entity or any of their Subsidiaries which challenges or impairs the ability of the Douglas Emmett Entities to execute or deliver, or perform its obligations under any of the Formation Transaction Documentation or to consummate the transactions contemplated hereby and thereby.

        Section 1.06    COMPLIANCE WITH LAWS.     To the Principals' Knowledge, the Douglas Emmett Entities and the Subsidiaries have conducted their business in compliance with all applicable Laws, except for such failures that would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. To the Principal's Knowledge, no Douglas Emmett Entity or any of the Subsidiaries nor any third party has been informed in writing of any continuing violation of any such Laws or that any investigation has been commenced and is continuing or is contemplated respecting any such possible violation, except in each case for violations that would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

        Section 1.07    PROPERTIES.

          (a)   Each applicable Douglas Emmett Entity or Subsidiary set forth on Schedule 1.07(a) is insured under a policy of title insurance as the owner of, and, to the Principals' Knowledge, the applicable Douglas Emmett Entity or Subsidiary is the owner of, the fee simple estate (or, in the case of certain Fund Properties, the leasehold estate) to the Douglas Emmett Entity's Fund Property identified on Schedule 1.07(a) as being owned by the applicable Douglas Emmett Entity or Subsidiary, in each case free and clear of all Liens except for Permitted Liens and Liens, if any, given to secure mortgage indebtedness encumbering such Fund Property. Prior to the effective time of the mergers contemplated in the Formation Transaction Documentation, no Douglas Emmett Entity or Subsidiary shall take or omit to take any action to cause any Lien to attach to any Fund Property, except for Permitted Liens and Liens, if any, given to secure mortgage Indebtedness encumbering such Fund Property

          (b)   Except for matters that would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, to the Principals' Knowledge, (1) none of the Douglas Emmett Entities, any of their Subsidiaries, nor any other party to any agreement affecting any Fund Property (other than a Lease (as such term is hereinafter defined) for space within such

  Fund Property), has given or received any notice of default with respect to any term or condition of any such agreement, including, without limitation, any ground lease, (2) no event has occurred or has been threatened in writing, which with or without the passage of time or the giving of notice, or both, would, individually or together with all such other events, constitute a default under any such agreement, or would, individually or together with all such other events, reasonably be expected to cause the acceleration of any material obligation of any party thereto or the creation of a Lien upon any asset of any Douglas Emmett Entity or any of their Subsidiaries, except for Permitted Liens, and (3) all agreements affecting any Fund Property required for the continued use, occupancy, management, leasing and operation of such Fund Property (exclusive of space Leases) are valid and binding and in full force and effect.

          (c)   To the Principals' Knowledge, as presently conducted, none of the operation of the buildings, fixtures and other improvements comprising a part of the Fund Properties are in violation of any applicable building code, zoning ordinance or other law or regulation, except for such violations that would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

          (d)   Except for matters that would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, (1) to the Principals' Knowledge, no Douglas Emmett Entity or any of their Subsidiaries, nor any other party to any Lease, has given or received any notice of default with respect to any term or condition of any such Lease, (2) to the Principals' Knowledge, no event has occurred or has been threatened in writing, which with or without the passage of time or the giving of notice, or both, would, individually or together with all such other events, constitute a default under any Lease, or would, individually or together with all such other events, reasonably be expected to cause the acceleration of any material obligation of any party thereto or the creation of a Lien upon any asset of the Douglas Emmett Entities or any of their Subsidiaries, except for Permitted Liens, and (3) each of the leases (and all amendments thereto or modifications thereof) to which any Douglas Emmett Entity or any of their Subsidiaries is a party or by which any Douglas Emmett Entity or any of their Subsidiaries or any Fund Property is bound or subject (collectively, the "Leases") is and will be valid and binding and in full force and effect.

        Section 1.08    INSURANCE.     The applicable Douglas Emmett Entity or Subsidiary has in place the public liability, casualty and other insurance coverage with respect to each Fund Property as the Principals reasonably deem necessary. Each of the insurance policies with respect to the Fund Properties is in full force and effect and all premiums due and payable thereunder have been fully paid when due. To the Principals' Knowledge, no Douglas Emmett Entity nor any Subsidiary has received from any insurance company any notices of cancellation or intent to cancel any insurance.

        Section 1.09    ENVIRONMENTAL MATTERS.     Except for matters that would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, to the Principals' Knowledge, (A) the Douglas Emmett Entities and their Subsidiaries are in compliance with all Environmental Laws (B) neither the Douglas Emmett Entities nor their Subsidiaries have received any written notice from any Governmental Authority or third party alleging that any Douglas Emmett Entity, any of their Subsidiaries or any Fund Property is not in compliance with applicable Environmental Laws, and (C) there has not been a release of a hazardous substance on any Fund Property that would require investigation or remediation under applicable Environmental Laws. The representations and warranties contained in this Section 1.06 constitute the sole and exclusive representations and warranties made by the Principals concerning environmental matters.

        Section 1.10    EMINENT DOMAIN.     There is no existing or, to the Principals' Knowledge, proposed or threatened condemnation, eminent domain or similar proceeding, or private purchase in lieu of such a proceeding which would affect any of the Fund Properties, except for such proceedings that would not have a Material Adverse Effect.

        Section 1.11    FINANCIAL STATEMENTS.     The financial statements of the Douglas Emmett Entities included in the Prospectus have been prepared in all material respects in accordance with generally accepted accounting principles applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto), subject, in the case of unaudited statements, to normal year-end audit adjustments.

        Section 1.12    CONSENTS AND APPROVALS.     Except as shall have been satisfied on or prior to the Closing Date, no consent, waiver, approval or authorization of, or filing with, any Person or Governmental Authority or under any applicable Laws is required to be obtained by any Douglas Emmett Entity or Subsidiary in connection with the execution, delivery and performance of any of the agreements or documents contemplated by the Formation Transaction Documentation to which such Douglas Emmett Entity is a party and the transactions contemplated hereby and thereby, except for those consents, waivers, approvals, authorizations or filings, the failure of which to obtain or to file would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

        Section 1.13    NO VIOLATION.     None of the execution, delivery or performance by any Douglas Emmett Entity of any agreement or document contemplated by the Formation Transaction Documentation to which it is a party and the transactions contemplated hereby and thereby does or will, with or without the giving of notice, lapse of time, or both, violate, conflict with, result in a breach of, or constitute a default under or give to others any right of termination, acceleration, cancellation or other right under, (A) the organizational documents of any Douglas Emmett Entity or Subsidiary, (B) any agreement, document or instrument to which any Douglas Emmett Entity or Subsidiary or any of their respective assets or properties are bound or (C) any term or provision of any judgment, order, writ, injunction, or decree binding on any Douglas Emmett Entity or Subsidiary, except for, in the case of clause (B) or (C), any such breaches or defaults that would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

        Section 1.14    TAXES.     To the Principals' Knowledge, and except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, (i) each Douglas Emmett Entity and Subsidiary has filed all Tax returns and reports required to be filed by it (after giving effect to any filing extension properly granted by a Governmental Authority having authority to do so) and all such returns and reports are accurate and complete in all material respects, and has paid (or had paid on its behalf) all Taxes as required to be paid by it, and (ii) no deficiencies for any Taxes have been proposed, asserted or assessed against any Douglas Emmett Entity or Subsidiary, and no requests for waivers of the time to assess any such Taxes are pending.

        Section 1.15    NON-FOREIGN STATUS.     None of the Douglas Emmett Entities is a foreign person (as defined in the Code) and none is, therefore, subject to the provisions of the Code relating to the withholding of sales or exchange proceeds to foreign persons.

ARTICLE II

NATURE OF REPRESENTATIONS AND WARRANTIES

        Section 2.01    SURVIVAL OF REPRESENTATIONS AND WARRANTIES.     All representations and warranties contained in this Agreement shall survive after the Effective Time until the first anniversary of the Closing Date (the "Expiration Date"). If written notice of a claim in accordance with Section 4.02 has been given prior to the Expiration Date, then the relevant representation or warranty shall survive, but only with respect to such specific claim, until such claim has been finally resolved. Any claim for indemnification not so asserted in writing by the Expiration Date may not thereafter be asserted and shall forever be waived.

        Section 2.02    NO IMPLIED REPRESENTATIONS OR WARRANTIES.     Other than the representations and warranties expressly set forth in Article I, the Principals shall not be deemed to have made any other representation or warranty in connection with this Agreement or the transactions contemplated hereby.

ARTICLE III

INDEMNITY HOLDBACK ESCROW

        Section 3.01    ESTABLISHMENT.     On the Closing Date, each Principal shall deposit his Individual Percentage of the Indemnity Holdback Amount into the Indemnity Holdback Escrow in the form of REIT Shares and/or OP Units at such Principal's election, each such security to be valued at the IPO Price. A separate "Participant Account" within the Indemnity Holdback Escrow will be established and maintained for each Principal consisting of (i) the type and amount of the Indemnity Holdback Amount from that Principal deposited with respect to that Principal plus (ii) any earnings, dividends, distributions, interest and gains earned or realized ("Earnings") on the Indemnity Holdback Amount for that Participant Account and minus (iii) any distributions charged to that Participant Account. The list of Participant Accounts, the associated Principal and the amounts and types of consideration being deposited into each is attached as Schedule I to the Escrow Agreement. As provided in the Escrow Agreement, most Earnings with respect to the Indemnity Holdback Amount will be promptly distributed to the Principals.

ARTICLE IV

PAYMENT

        Section 4.01    INDEMNIFICATION OF CONSOLIDATED ENTITIES.     The Consolidated Entities and their Affiliates and each of their respective directors, officers, employees, agents and representatives (each of which is an "Indemnified Party") shall be indemnified and held harmless, under the terms and conditions of this Agreement out of the Indemnity Holdback Escrow, from and against any and all Losses in excess of $1,000,000 arising out of or relating to, asserted against, imposed upon or incurred by the Indemnified Party in connection with or as a result of any breach of a representation or warranty of any Principal contained in this Agreement; provided, that the directors, officers and employees of the Consolidated Entities shall be indemnified hereunder only in their capacities as such and not individually. No Indemnified Party (other than the Consolidated Entities) may make a claim hereunder without the prior written consent of the REIT.

        Section 4.02    CLAIMS.

          (a)   At the time when the Consolidated Entities learn of any potential claim under this Agreement (an "Escrow Claim") against any Principal, it will promptly give written notice (a "Claim Notice") to the Principals and to the Escrow Agent; provided that failure to so notify the Principals or the Escrow Agent shall not prevent recovery under this Agreement, except to the extent that any Principal shall have been materially prejudiced by such failure. Each Claim Notice shall describe in reasonable detail the facts known to the Indemnified Party giving rise to such Escrow Claim, and the amount or good faith estimate of the amount of Losses arising therefrom. The Indemnified Party shall deliver to the Principals, promptly after the Indemnified Party's receipt thereof, copies of all notices and documents (including court papers) received by the Indemnified Party relating to a Third Party Claim (as defined below); provided that failure to do so shall not prevent recovery under this Agreement, except to the extent that a Principal shall have been materially prejudiced by such failure. Any Indemnified Party may at its option demand indemnity under this Article IV as soon as an Escrow Claim has been threatened by a third party, regardless of whether an actual Loss has been suffered, so long as the Indemnified Party shall in good faith determine that such claim is not frivolous and that the Indemnified Party may be liable for, or otherwise incur, a Loss as a result thereof.

          (b)   Any payment made from the Indemnity Holdback Escrow in respect of an Escrow Claim will be allocated among all Participant Accounts pro rata in accordance with the Individual Percentages. In determining value for allocation or distribution, each OP Unit and REIT Share shall be valued at the IPO Price. Within any Participant Account, any Escrow Claim will first be allocated to any OP Units and then to any REIT Shares. If the Escrow Agent is restrained, enjoined or stayed by law or court order from withdrawing assets from a Participant Account, the amount which would have been drawn from such Participant Account shall be allocated pro rata among and withdrawn from the remaining Participant Accounts involved as to which the Escrow Agent is not so restrained, enjoined or stayed. If the Escrow Agent ceases to be so restrained, enjoined or stayed, then, to the extent practicable, any Participant Account from which an additional amount was withdrawn under the prior sentence shall be credited, pro rata, with the amount of such withdrawal through a deduction from the Participant Account that was the subject of such restraint, injunction or stay.

          (c)   The Principals shall be entitled, at their own expense, to elect in accordance with Section 4.06 below, to assume and control the defense of any Escrow Claims based on claims asserted by third parties ("Third Party Claims"), through counsel chosen by the Principals, if they give written notice of their intention to do so to the Consolidated Entities within thirty (30) days of the receipt of the applicable Claim Notice; provided, however, that the Indemnified Parties may at all times participate in such defense at their own expense. Without limiting the foregoing, in the event that the Principals exercise the right to undertake any such defense against a Third Party Claim, the Indemnified Party shall cooperate with the Principals in such defense and make available to the Principals, at the Principals' expense, all witnesses, pertinent records, materials and information in the Indemnified Party's possession or under the Indemnified Party's control relating thereto as is reasonably required by the Principals. No compromise or settlement of such Third Party Claim may be effected by either the Indemnified Party, on the one hand, or the Principals, on the other hand, without the other party's consent (which shall not be unreasonably withheld or delayed) unless (i) there is no finding or admission of any violation of Law and no effect on any other claims that may be made against such other party and (ii) each Indemnified Party that is party to such claim is released from all liability with respect to such claim.

        Section 4.03    DELIVERY AND RELEASE OF INDEMNITY ESCROW WITH RESPECT TO CLAIMS.     Upon resolution of any Escrow Claim or portion of an Escrow Claim as evidenced by a written instruction of the Operating Partnership, in which an officer of the Operating Partnership certifies that the instruction has been approved by either (x) the Principals in accordance with Section 4.06 or (y) a final award of an arbitral tribunal in accordance with this Agreement, the Escrow Agent shall release the amount and type of Indemnity Holdback Amount specified therein, and shall charge such amount to the Participant Accounts as set forth therein. Upon any disbursement pursuant to this Agreement, the Consolidated Entities will purchase (at a price per REIT Share or OP Unit, as applicable, equal to the IPO Price) such number of the securities as will permit the Escrow Agent to distribute cash in lieu of any fractional shares.

        Section 4.04    DELIVERY AND RELEASE OF INDEMNITY ESCROW AFTER EXPIRATION DATE.     Within 10 days after the Expiration Date, and at the end of each calendar quarter thereafter while any Indemnity Holdback Amount remains in the Indemnity Holdback Escrow, the Consolidated Entities shall deliver to the Escrow Agent a notice which shall set forth (i) a list of outstanding Escrow Claims, together with a good faith estimate of the maximum value (expressed in dollars) of each such Escrow Claim and the aggregate amount of such values that would be allocated against each Participant Account in accordance with Section 4.02(b) if the actual amount of Losses in respect of each such Escrow Claim were equal to such good faith estimate of the maximum value thereof and (ii) shall instruct the Escrow Agent to release to each Principal any consideration in such Principal's Participant Account in excess of the aggregate value allocated to such Participant Account in accordance with the immediately preceding clause (i).

        Section 4.05    EXCLUSIVE REMEDY.     The sole and exclusive remedy for Indemnified Parties with respect to any and all claims relating to a breach of this Agreement (other than breaches arising out of or in connection with fraud) shall be recovery from the Indemnity Holdback Escrow in accordance with the terms of this Agreement and the Escrow Agreement. The Principals shall not be liable or obligated to make payments under this Agreement to the extent such payments in the aggregate exceed the Indemnity Holdback Amount. In furtherance of the foregoing, each of the Consolidated Entities hereby waives, to the fullest extent permitted under applicable Law, any and all rights, claims and causes of action (other than claims of, or causes of action arising from, fraud) it may have against the other parties hereto arising under or based upon any federal, state, local or foreign Law, other than the right to seek indemnity pursuant to this Agreement.

        Section 4.06    AUTHORIZATION.     For purposes of this Article IV, a decision, act, consent, election or instruction of the Principals shall be deemed to be authorized if approved by a majority of the Principals, and the Escrow Agent and Consolidated Entities may rely upon any decision, act, consent or instruction of such majority as provided in this Section 4.06 as being the decision, act, consent or instruction of each Principal. The Escrow Agent and the Consolidated Entities, including their respective directors, officers, employees, agents and representatives, are hereby relieved from any liability to any person for any acts done by them in accordance with such decision, act, consent or instruction. The Principals may from time to time by written notice to the Consolidated Entities appoint a representative or representatives to exercise such powers with respect to one or more claims as may be delegated by the Principals.

        Section 4.07    INDEMNITY PAYMENTS.     All indemnity payments made hereunder shall be treated as adjustments to the consideration paid under the Formation Transaction Documentation for United States federal income tax purposes.

ARTICLE V

GENERAL PROVISIONS

        Section 5.01    NOTICES.     All notices and other communications under this Agreement after the closing shall be in writing and shall be deemed given when (i) delivered personally, (ii) five Business Days after being mailed by certified mail, return receipt requested and postage prepaid, (iii) one Business Day after being sent by a nationally recognized overnight courier or (iv) transmitted by facsimile if confirmed within 24 hours thereafter by a signed original sent in the manner provided in clause (i), (ii) or (iii) to the parties at the following addresses (or at such other address for a party as shall be specified by notice from such party):

    if to the REIT or the Operating Partnership to:

    Douglas Emmett, Inc.
    808 Wilshire Boulevard, Suite 200
    Santa Monica, California 90401
    Facsimile: (310) 255-7702
    Attention: Chief Executive Officer

    if to any Principal, to:

    c/o Douglas Emmett Realty Advisors
    808 Wilshire Boulevard, Suite 200
    Santa Monica, California 90401
    Facsimile: (310) 255-7702
    Attention: Chief Financial Officer

        Section 5.02    DEFINITIONS.     For purposes of this Agreement, the following terms shall have the following meanings.

          (a)   "Affiliate" means, with respect to any Person, a Person that, directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with the specified Person. For the purposes of this definition, "control" (including, with correlative meanings, the terms "controlled by" and "under common control with") as used with respect to any Person, shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Person, whether through the ownership of voting securities, by agreement or otherwise.

          (b)   "Business Day" means any day that is not a Saturday, Sunday or legal holiday in the State of California.

          (c)   "Closing Date" means the closing date of the IPO.

          (d)   "Code" means the Internal Revenue Code of 1986, as amended, together with the rules and regulations promulgated or issued thereunder.

          (e)   "Environmental Laws" means all federal, state and local Laws governing pollution or the protection of human health or the environment.

          (f)    "Fund Properties" means the office, residential or other property owned or leased pursuant to a ground lease by any Douglas Emmett Entity or any Subsidiary.

          (g)   "Governmental Authority" means any government or agency, bureau, board, commission, court, department, official, political subdivision, tribunal or other instrumentality of any government, whether federal, state or local, domestic or foreign.

          (h)   "Individual Percentages" means the percentages set forth next to each Principal's name on Exhibit B.

          (i)    "Knowledge" means the actual current knowledge of Dan A. Emmett, Jordan Kaplan, Kenneth M. Panzer, William Kamer and Barbara Orr, without duty of investigation or inquiry.

          (j)    "Laws" means laws, statutes, rules, regulations, codes, orders, ordinances, judgments, injunctions, decrees and policies of any Governmental Authority.

          (k)   "Liens" means all pledges, claims, liens, charges, restrictions, controls, easements, rights of way, exceptions, reservations, leases, licenses, grants, covenants and conditions, encumbrances and security interests of any kind or nature whatsoever.

          (l)    "Losses" means charges, complaints, claims, actions, causes of action, losses, damages, liabilities and expenses of any nature whatsoever, including without limitation, amounts paid in settlement, reasonable attorneys' fees, costs of investigation, costs of investigative judicial or administrative proceedings or appeals therefrom and costs of attachment or similar bonds, but does not include any diminution in value of the Consolidated Entities except in the case of breaches of Section 1.08.

          (m)  "Material Adverse Effect" means a material adverse effect on the REIT and the Fund Properties taken as a whole.

          (n)   "Permitted Liens" means (i) Liens, or deposits made to secure the release of such Liens, securing Taxes, the payment of which is not delinquent or the payment of which is actively being contested in good faith by appropriate proceedings diligently pursued; (ii) zoning Laws generally applicable to the districts in which Fund Properties are located; (iii) easements for public utilities, encroachments, rights of access or other non-monetary matters that do not materially interfere with the use of the Fund Properties; (iv) Liens securing financing or credit arrangements existing as of the Closing Date; (v) Liens arising under leases entered into in the ordinary course of business; (vi) any exceptions contained in the title policies relating to the Fund Properties as of the Closing Date; and (vii) any matters that would not have a Material Adverse Effect.

          (o)   "Person" means an individual, corporation, partnership, limited liability company, joint venture, association, trust, unincorporated organization or other entity.

          (p)   "Prospectus" means the REIT's final prospectus as filed with the Securities and Exchange Commission.

          (q)   "Securities Act" means the Securities Act of 1933, as amended, the rules and regulations promulgated thereunder.

          (r)   "Subsidiary" means any corporation, partnership, limited liability company, joint venture, trust or other legal entity which a Douglas Emmett Entity owns (either directly or through or together with another Subsidiary) either (i) a general partner, managing member or other similar interest, or (ii)(A) 10% or more of the voting power of the voting capital stock or other equity interests, or (B) 10% or more of the outstanding voting capital stock or other voting equity interests of such corporation, partnership, limited liability company, joint venture or other legal entity. As used herein, "Subsidiary" or "Subsidiaries" refers to the Subsidiaries of the Douglas Emmett Entities, or an applicable Douglas Emmett Entity, as applicable, as set forth on Schedule 5.02, unless the context otherwise requires.

          (s)   "Tax" means all federal, state, local and foreign income, withholding, property, sales, franchise, employment, excise and other taxes, tariffs or governmental charges of any nature whatsoever, including estimated taxes, together with penalties, interest or additions to Tax with respect thereto.

        Section 5.03    COUNTERPARTS.     This Agreement may be executed in counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each party and delivered to each other party.

        Section 5.04    ENTIRE AGREEMENT; THIRD-PARTY BENEFICIARIES.     This Agreement and the Escrow Agreement, including, without limitation, the exhibits hereto and thereto, constitute the entire agreement and supersede each prior agreement and understanding, whether written or oral, among the parties regarding the subject matter of this Agreement. This Agreement is not intended to confer any rights or remedies on any Person other than the parties hereto.

        Section 5.05    GOVERNING LAW.     This Agreement shall be governed by, and construed in accordance with, the laws of the State of California, regardless of any laws that might otherwise govern under applicable principles of conflicts of laws thereof.

        Section 5.06    ASSIGNMENT.     This Agreement shall be binding upon, and shall be enforceable by and inure to the benefit of, the parties hereto and their respective heirs, legal representatives, successors and assigns; provided, however,that this Agreement may not be assigned (except by operation of law) by any party without the prior written consent of the other parties, and any attempted assignment without such consent shall be null and void and of no force and effect, except that the Operating Partnership may assign its rights and obligations hereunder to an Affiliate.

        Section 5.07    JURISDICTION.     The parties hereto hereby (a) submit to the exclusive jurisdiction of any state or federal court sitting in the County of Los Angeles (collectively, the "California Courts"), with respect to any dispute arising out of this Agreement or any transaction contemplated hereby to the extent such courts would have subject matter jurisdiction with respect to such dispute, and (b) irrevocably waive, and agree not to assert by way of motion, defense, or otherwise, in any such action, any claim that it is not subject personally to the jurisdiction of the above-named courts, that its property is exempt or immune from attachment or execution, that the action is brought in an inconvenient forum, or that the venue of the action is improper.

        Section 5.08    DISPUTE RESOLUTION.     The parties intend that this Section 5.08 will be valid, binding, enforceable, exclusive and irrevocable and that it shall survive any termination of this Agreement.

          (a)   Upon any dispute, controversy or claim arising out of or relating to this Agreement or the enforcement, breach, termination or validity thereof ("Dispute"), the party raising the Dispute will give written notice to the other parties to the Dispute describing the nature of the Dispute following which the parties to such Dispute shall attempt for a period of ten (10) Business Days from receipt by the parties of notice of such Dispute to resolve such Dispute by negotiation between representatives of the parties hereto who have authority to settle such Dispute. All such negotiations shall be confidential and any statements or offers made therein shall be treated as compromise and settlement negotiations for purposes of any applicable rules of evidence and shall not be admissible as evidence in any subsequent proceeding for any purpose. The statute of limitations applicable to the commencement of a lawsuit shall apply to the commencement of an arbitration hereunder, except that no defense based on the running of the statute of limitations will be available based upon the passage of time during any such negotiation. Regardless of the foregoing, a party shall have the right to seek immediate injunctive relief pursuant to clause (c) below without regard to any such 10-day negotiation period.

          (b)   Any Dispute (including the determination of the scope or applicability of this agreement to arbitrate) that is not resolved pursuant to clause (a) above shall be submitted to final and binding arbitration in California before one neutral and impartial arbitrator, in accordance with the laws of the State of California for agreements made in and to be performed in that State. The arbitration shall be administered by JAMS pursuant to its Comprehensive Arbitration Rules and Procedures, as in effect on the date hereof. The parties hereto shall appoint one arbitrator within fifteen (15) days of a demand for arbitration. If an arbitrator is not appointed within such 15-day period, the arbitrator shall be appointed by JAMS in accordance with its Comprehensive Arbitration Rules and Procedures, as in effect on the date hereof. The arbitrator shall designate the place and time of the hearing. The hearing shall be scheduled to begin as soon as practicable and no later than sixty (60) days after the appointment of the arbitrator (unless such period is extended by the arbitrator for good cause shown) and shall be conducted as expeditiously as possible. The award, which shall set forth the arbitrator's findings of fact and conclusions of law, shall be filed with JAMS and mailed to the parties no later than thirty (30) days after the close of the arbitration hearing. The arbitration award shall be final and binding on the parties and not subject to collateral attack. Judgment upon the arbitration award may be entered in any federal or state court having jurisdiction thereof.

          (c)   Notwithstanding the parties' agreement to submit all Disputes to final and binding arbitration before JAMS, the parties shall have the right to seek and obtain temporary or preliminary injunctive relief in any court having jurisdiction thereof. Such courts shall have authority to, among other things, grant temporary or provisional injunctive relief in order to protect any party's rights under this Agreement. Without prejudice to such provisional remedies as may be available under the jurisdiction of a court, the arbitral tribunal shall have full authority to grant provisional remedies and to direct the parties to request that any court modify or vacate any temporary or preliminary relief issued by such court, and to award damages for the failure of any party to respect the arbitral tribunal's orders to that effect.

          (d)   The prevailing party shall be entitled to recover its costs and reasonable attorneys' fees, and the non-prevailing party shall pay all expenses and fees of JAMS, all costs of the stenographic record, all expenses of witnesses or proofs that may have been produced at the direction of the arbitrator, and the fees, costs and expenses of the arbitrator. The arbitrator shall allocate such costs and designate the prevailing party or parties for these purposes.

        Section 5.09    SEVERABILITY.     Each provision of this Agreement will be interpreted so as to be effective and valid under applicable law, but if any provision is held invalid, illegal or unenforceable under applicable law in any jurisdiction, then such invalidity, illegality or unenforceability will not affect any other provision, and this Agreement will be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision had never been included herein.

        Section 5.10    RULES OF CONSTRUCTION

          (a)   The parties hereto agree that they have been represented by counsel during the negotiation, preparation and execution of this Agreement and, therefore, waive the application of any law, regulation, holding or rule of construction providing that ambiguities in an agreement or other document will be construed against the party drafting such agreement or document.

          (b)   The words "hereof," "herein" and "herewith" and words of similar import shall, unless otherwise stated, be construed to refer to this Agreement as a whole and not to any particular provision of this Agreement, and article, section, paragraph, exhibit and schedule references are to the articles, sections, paragraphs, exhibits and schedules of this Agreement unless otherwise specified. Whenever the words "include," "includes" or "including" are used in this Agreement, they shall be deemed to be followed by the words "without limitation." All terms defined in this Agreement shall have the defined meanings contained herein when used in any certificate or other document made or delivered pursuant hereto unless otherwise defined therein. The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms and to the masculine as well as to the feminine and neuter genders of such terms. Any agreement, instrument or statute defined or referred to herein or in any agreement or instrument that is referred to herein means such agreement, instrument or statute as from time to time, amended, qualified or supplemented, including (in the case of agreements and instruments) by waiver or consent and (in the case of statutes) by succession of comparable successor statutes and all attachments thereto and instruments incorporated therein. References to a Person are also to its permitted successors and assigns.

        Section 5.11    EQUITABLE REMEDIES.     The parties agree that irreparable damage would occur to the Operating Partnership in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the Operating Partnership shall be entitled to an injunction or injunctions to prevent breaches of this Agreement by the Douglas Emmett Entities and to enforce specifically the terms and provisions hereof in any federal or state court located in California, this being in addition to any other remedy to which the Operating Partnership is entitled under this Agreement or otherwise at law or in equity.

        Section 5.12    WAIVER OF SECTION 1542 PROTECTIONS.     As of the Closing Date, each of the parties hereto expressly acknowledges that it has had, or has had and waived, the opportunity to be advised by independent legal counsel and hereby waives and relinquishes all rights and benefits afforded by Section 1542 of the California Civil Code and does so understanding and acknowledging the significance and consequence of such specific waiver of Section 1542 which provides:

    A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM MUST HAVE MATERIALLY AFFECTED THE SETTLEMENT WITH THE DEBTOR.

        Section 5.13    TIME OF THE ESSENCE.     Time is of the essence with respect to all obligations under this Agreement.

        Section 5.14    DESCRIPTIVE HEADINGS.     The descriptive headings herein are inserted for convenience only and are not intended to be part of or to affect the meaning or interpretation of this Agreement.

        Section 5.15    NO PERSONAL LIABILITY CONFERRED.     This Agreement shall not create or permit any personal liability or obligation on the part of any officer, director, partner, employee or shareholder of the REIT or the Operating Partnership in their capacities as such.

[SIGNATURE PAGE FOLLOWS]

        IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be signed by their respective duly authorized officers, all as of the date first written above.

CONSOLIDATED ENTITIES
DOUGLAS EMMETT, INC.
By:	/s/ JORDAN KAPLAN
Name:	Jordan Kaplan
Title:	Chief Executive Officer
DOUGLAS EMMETT PROPERTIES, LP
By:	Douglas Emmett, LLC
Its General Partner
By:	Douglas Emmett, Inc.
Its Sole Member
By:	/s/ JORDAN KAPLAN
Name:	Jordan Kaplan
Title:	Chief Executive Officer
PRINCIPALS
/s/ DAN A. EMMETT Dan A. Emmett
/s/ CHRISTOPHER ANDERSON Christopher Anderson
/s/ JORDAN KAPLAN Jordan Kaplan
/s/ KENNETH M. PANZER Kenneth M. Panzer

EXHIBITS

Exhibit A:    Form of Escrow Agreement

Exhibit B:    Individual Percentages

Exhibit A

INDEMNITY ESCROW AGREEMENT

        This INDEMNITY ESCROW AGREEMENT (this "Agreement"), dated as of June 15, 2006, is made by and among Douglas Emmett, Inc., a Maryland corporation (the "REIT"), Douglas Emmett Properties, LP, a Delaware limited partnership (the "Operating Partnership" and collectively with the REIT, the "Consolidated Entities"), and the REIT, acting in the capacity of escrow agent (the "Escrow Agent"). Capitalized terms used and not otherwise defined herein shall have the respective meanings ascribed to such terms in the Indemnity Agreement (as defined below).

        WHEREAS, the REIT, the Operating Partnership and the Principals are parties to that certain Representation, Warranty and Indemnity Agreement, dated as of    , 2006 and effective as of even date herewith (the "Indemnity Agreement");

        WHEREAS, the Indemnity Agreement contains, among other things, representations and warranties of the Principals and indemnities with respect thereto, and contemplate the deposit of the Indemnity Holdback Amount into an Indemnity Holdback Escrow;

        WHEREAS, the indemnification procedures governing the indemnification obligations of each Principal are set forth in the Indemnity Agreement; and

        WHEREAS, the parties wish to establish the Indemnity Holdback Escrow pursuant to this Agreement, and the Escrow Agent has agreed to hold and to release the Indemnity Holdback Amount (as increased by any interest and other earnings thereon and as reduced by any disbursements hereunder, the "Escrow Fund") pursuant to the terms of this Agreement.

        NOW, THEREFORE, in consideration of the mutual promises and covenants herein contained, the parties hereto agree as follows:

        1.    ESCROW FUND.     In accordance with the Indemnity Agreement, the Principals have deposited the Indemnity Holdback Amount (consisting of REIT Shares and OP Units) in escrow with the Escrow Agent as of the date hereof; provided, that in no event shall REIT Shares received by the Principals as a result of the merger of Douglas Emmett 2005 REIT, Inc. with and into a subsidiary of the REIT constitute a portion of the Indemnity Holdback Amount. OP Units and REIT Shares constituting any portion of the Indemnity Holdback Amount and any other securities received by the Escrow Agent in respect thereof are referred to herein as "Escrow Securities". A separate "Participant Account" within the Indemnity Holdback Escrow will be established and maintained for each Principal, consisting of (i) the type and amount of the Indemnity Holdback Amount from that Principal deposited with respect to that Principal plus (ii) any earnings, dividends, distributions, interest and gains earned or realized ("Earnings") on the Escrow Fund for that Participant Account and minus (iii) any distributions charged to that Participant Account. The list of Participant Accounts, the associated Principal and the amounts and types of consideration being deposited into each as of the establishment of the Indemnity Holdback Escrow is attached as Annex A hereto.

        2.    INVESTMENT.     Escrow Agent shall promptly invest any cash portion of the Escrow Fund not being disbursed, provided that such investments (i) shall be obligations of or guaranteed by the United States of America, in commercial paper obligations receiving the highest rating from either Moody's Investors Services, Inc. or Standard & Poor's Corporation, or in certificates of deposit, bank repurchase agreements or bankers acceptances of domestic commercial banks with equity capital exceeding $500,000,000 (collectively "Permitted Investments") or in money market funds which are invested solely in Permitted Investments and (ii) shall have maturities that will not prevent or delay payments to be made pursuant to this Agreement and the Indemnity Agreement.

        3.    EARNINGS.     Notwithstanding anything herein to the contrary, all dividends and distributions in respect of the Escrow Securities, whether in cash, additional OP Units or REIT Shares (including but not limited to REIT Shares received with respect to a dividend reinvestment plan) or other property received by the Escrow Agent shall not be part of the Escrow Fund, shall be property of the Principals and shall be distributed currently to the Principals; provided, that stock dividends made to effect stock splits or similar events in respect of any Escrow Securities shall be retained by the Escrow Agent as part of the Escrow Fund and credited proportionately to the Participant Accounts to which the Escrow Securities are credited. In the event any Escrow Securities are reclassified or otherwise changed into or exchanged for other securities, property or cash pursuant to any merger, consolidation, sale of assets and liquidation or other transaction, the securities, cash or other property received by the Escrow Agent in respect of the Escrow Securities shall be retained by it as part of the Escrow Fund and credited proportionately to the Participant Accounts to which the Escrow Securities are credited. The provisions of this Section 3 shall apply to successive distributions. Such stock dividends so made or any securities, property or cash so reclassified or exchanged in respect of an OP Unit or a REIT Share shall be valued in the aggregate at the IPO Price, and any such successive stock dividends, reclassifications or exchanges shall be similarly valued.

        4.    VOTING.     Each Principal shall have the right to vote all Escrow Securities credited to such Principal's Participant Account. The Escrow Agent will forward to each Principal all notices of shareholders' meetings, proxy statements and reports to shareholders received by the Escrow Agent in respect of (x) Escrow Securities in the Participation Account or (y) that Principal, and will either (i) vote the Escrow Securities credited to such Principal's Participation Account only in accordance with written instructions received from such Principal, or (ii) forward to such Principal a signed proxy (with power of substitution) enabling the Principal to vote such Escrow Securities.

        5.    DISBURSEMENTS OF ESCROW FUND.     From time to time, the Escrow Agent shall disburse all or part of the Escrow Fund in accordance with any written instruction from the REIT or the Operating Partnership (which shall include the amounts of each form of consideration to be disbursed, the person(s) to whom the disbursement is to be made, and the amount to be deducted from each Participant Account), provided that an officer of the REIT or the Operating Partnership certifies that such disbursement instructions (i) have been approved in accordance with Section 4.03 of the Indemnity Agreement, or (ii) represent a distribution to the Principals in accordance with Section 4.04 of the Indemnity Agreement.

        6.    TERMINATION OF ESCROW FUND.     Upon distribution of the entire amount of the Escrow Fund, the Indemnity Holdback Escrow shall terminate, and the Escrow Agent shall give the Consolidated Entities notice to such effect.

        7.    LIABILITY AND COMPENSATION OF ESCROW AGENT.

          (a)   The duties and obligations of the Escrow Agent hereunder shall be determined solely by the express provisions of this Agreement, and no implied duties or obligations shall be read into this Agreement against the Escrow Agent. The Escrow Agent shall, in determining its duties hereunder, be under no obligation to refer to any other documents between or among the parties related in any way to this Agreement (except to the extent that this Agreement specifically refers to or incorporates by reference provisions of any other document, including the Indemnity Agreement). The Consolidated Entities shall indemnify and hold the Escrow Agent harmless from and against any and all liability and expense which may arise out of any action taken or omitted by the Escrow Agent, except such liability and expense as may result from the gross negligence or willful misconduct of the Escrow Agent. The reasonable costs and expenses of the Escrow Agent to enforce its indemnification rights under this Section 7(a) shall also be paid by the Consolidated Entities. Notwithstanding the foregoing, in the event that any liability, cost or expense referred to in the preceding two sentences arises as a result of any actual or threatened complaint, suit, claim or other action brought by or on behalf of any Principal, any payments in respect of indemnification or expense or cost reimbursement therefore shall be satisfied first out of the

  Escrow Fund and, only if the amounts in the Escrow Fund are insufficient to satisfy such indemnification and reimbursement payments, thereafter by the Consolidated Entities. Any such indemnification or reimbursement payment from the Escrow Fund shall be made in accordance with the payment and allocation provisions of the Indemnity Agreement as if such payment were made in respect of an indemnification claim by an Indemnified Party; provided, however, that if any such payment would result in the distribution to the Escrow Agent of OP Units or REIT Shares, the Consolidated Entities shall, prior to such distribution, purchase from the Escrow Fund at the IPO Price such OP Units and/or REIT Shares as is necessary for the Escrow Fund to have sufficient cash to make such payment to the Escrow Agent solely in cash. None of the Consolidated Entities nor any other person or entity shall have any obligation to replace in the Escrow Fund any amounts paid therefrom to the Escrow Agent in accordance with this Section 7. The Escrow Agent's indemnification rights under this Section 7 shall survive the termination of this Agreement and removal or resignation of the Escrow Agent. With respect to any claims or actions against the Escrow Agent which are indemnified by the Consolidated Entities under this Section 7, the Consolidated Entities shall have the right to retain sole control over the defense, settlement, investigation and preparation related to such claims or actions; provided, that (i) the Escrow Agent may employ its own counsel to defend such a claim or action if it reasonably concludes, based on the advice of counsel, that there are defenses available to it which are different from or additional to those available to the Operating Partnership, and (ii) neither the Operating Partnership or the Escrow Agent shall settle or compromise any such claim or action without the consent of the other, which consent shall not be unreasonably withheld or delayed.

          (b)   The Escrow Agent shall not be liable to any person by reason of any error of judgment or for any act done or step taken or omitted by it, or for any mistake of fact or law or anything which it may do or refrain from doing in connection herewith, unless caused by or arising out of its own gross negligence or willful misconduct.

          (c)   The Escrow Agent shall be entitled to rely on, and shall be protected in acting in reliance upon, any instructions or directions furnished to it in writing signed by the REIT or the Operating Partnership (so long as the instructions include a certificate signed by an officer that the instruction or direction has been given in compliance with any approval procedures required under the Indemnity Agreement) and shall be entitled to treat as genuine, and as the document it purports to be, any letter, paper or other document furnished to it by the REIT or the Operating Partnership, and believed by the Escrow Agent to be genuine and to have been signed and presented by the proper party or parties. In performing its obligations hereunder, the Escrow Agent may consult with its counsel and shall be entitled to rely on, and shall be protected in acting in reliance upon, the advice or opinion of such counsel.

          (d)   The Escrow Agent shall not be entitled to compensation for the services to be rendered by the Escrow Agent hereunder nor shall the Escrow Agent be reimbursed for any costs or expenses incurred by it in connection with the performance of such services.

          (e)   The Escrow Agent may resign at any time by giving sixty (60) days written notice to the Consolidated Entities; provided that such resignation shall not be effective unless and until a successor Escrow Agent has been appointed and accepts such position pursuant to the terms of this Section 7; and provided further that any such successor agent shall be entitled to customary fees and reimbursement of expenses for providing its services hereunder. In such event, the Consolidated Entities (with the approval of a majority of the Principals) shall appoint a successor Escrow Agent or, if the Consolidated Entities do not do so within sixty (60) days after such notice, the Escrow Agent shall be entitled to (i) appoint its own successor, provided that such successor is reasonably acceptable to the Consolidated Entities or (ii) at the expense of the Consolidated Entities, petition any court of competent jurisdiction for the appointment of a successor Escrow Agent. Such appointment, whether by the Consolidated Entities or the Escrow Agent shall be effective on the effective date of the aforesaid resignation (the "Indemnity Transfer Date"). On the Indemnity Transfer Date, all right title and interest to the Escrow Fund, including interest thereon, shall be transferred to the successor Escrow Agent and this Agreement shall be assigned by the Escrow Agent to such successor Escrow Agent, and thereafter, the resigning Escrow Agent shall be released from any further obligations hereunder. The Escrow Agent shall continue to serve until its successor is appointed, accepts this Agreement and receives the transferred Escrow Fund.

          (f)    The Escrow Agent shall not have any right, claim or interest in any portion of the Escrow Fund except in its capacity as Escrow Agent hereunder.

        8.    TAXES; FRACTIONAL INTERESTS.     All Earnings credited to a Participant Account shall be treated as having been received for tax purposes by the Principals to whose Participant Account the Earnings are credited. In the event the Escrow Agent becomes liable for the payment of taxes, including withholding taxes, relating to Earnings, the Escrow Agent may deduct such taxes from each applicable Participant Account, and the Principal involved shall be required to reimburse such amount. To the extent that any disbursement is made pursuant to this Agreement in the form of securities, the Consolidated Entities will purchase (at then market value) such number of the securities as will permit the Escrow Holder to distribute cash in lieu of any fractional shares.

        9.    REPRESENTATIONS AND WARRANTIES.     Each of the REIT, the Operating Partnership and the Escrow Agent represents and warrants to the other parties hereto that it is duly organized, validly existing and in good standing under the laws of its jurisdiction of organization; that it has the power and authority to execute and deliver this Agreement and to perform its obligations hereunder; that the execution, delivery and performance of this Agreement has been duly authorized and approved by all necessary action; that this Agreement constitutes its legal, valid and binding obligation, enforceable against it in accordance with its terms, subject to applicable bankruptcy, insolvency, moratorium or other similar laws relating to creditors' rights and general principles of equity; and that the execution, delivery and performance of this Agreement will not result in a breach of or loss of rights under or constitute a default under or a violation of any trust (constructive or other), agreement, judgment, decree, order or other instrument to which it is a party or it or its properties or assets may be bound.

        10.    BENEFIT; SUCCESSOR AND ASSIGNS.     This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns but shall not be assignable by any party hereto without the written consent of all of the other parties hereto; provided, however, that the Escrow Agent may assign its rights hereunder to a successor Escrow Agent appointed hereunder in accordance with Section 7. Except for the persons specified in the preceding sentence, this Agreement is not intended to confer on any person not a party hereto any rights or remedies hereunder.

        11.    NOTICES.     All notices and other communications hereunder shall be in writing and shall be deemed given when actually received and shall be given by a nationally recognized overnight courier delivery service, certified first class mail or by facsimile (with a confirmatory copy sent by overnight courier) to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

    If to the Escrow Agent:

    Douglas Emmett, Inc.
    808 Wilshire Boulevard, Suite 200
    Santa Monica, California 90401
    Attention: Chief Executive Officer
    Facsimile No.: (310) 255-7701
    Telephone No.: (310) 255-7700

    If to the REIT or the Operating Partnership, to it at:

    Douglas Emmett, Inc.
    808 Wilshire Boulevard, Suite 200
    Santa Monica, California 90401
    Attention: Chief Executive Officer
    Facsimile No.: (310) 255-7701
    Telephone No.: (310) 255-7700

Any party may designate such other address in writing to all the other parties hereto.

        12.    GOVERNING LAW.     This Agreement shall be governed by and construed in accordance with the laws of the State of California without reference to conflict of laws principles.

        13.    COUNTERPARTS.     This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

        14.    HEADINGS.     The section headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

        15.    SEVERABILITY.     Wherever possible, each provision hereof shall be interpreted in such manner as to be effective and valid under applicable law, but in case any one or more of the provisions contained herein shall, for any reason, be held to be invalid, illegal or unenforceable in any respect, such provision shall be ineffective in the jurisdiction involved to the extent, but only to the extent, of such invalidity, illegality or unenforceability without invalidating the remainder of such invalid, illegal or unenforceable provision or provisions or any other provisions hereof, unless such a construction would be unreasonable.

        16.    ENTIRE AGREEMENT; MODIFICATION AND WAIVER.     This Agreement and the Indemnity Agreement embody the entire agreement and understanding among the parties hereto with respect to the subject matter hereof and supersede any and all prior agreements and understandings relating to the subject matter hereof. Notwithstanding the preceding sentence, the parties hereto acknowledge that the Escrow Agent is not a party to nor is it bound by the Indemnity Agreement. No amendment, modification or waiver of this Agreement shall be binding or effective for any purpose unless (i) it is made in a writing signed by the Escrow Agent, the REIT and the Operating Partnership, and (ii) an officer of the Consolidated Entities certifies in writing that the amendment has been approved by a majority of the Principals. No course of dealing between the parties to this Agreement shall be deemed to affect or to modify, amend or discharge any provision or term of this Agreement. No delay by any party to or any beneficiary of this Agreement in the exercise of any of its rights or remedies shall operate as a waiver thereof, and no single or partial exercise by any party to or any beneficiary of this Agreement of any such right or remedy shall preclude any other or further exercise thereof. A waiver of any right or remedy on any one occasion shall not be construed as a bar to or waiver of any such right or remedy on any other occasion.

        IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as of the date first above written.

CONSOLIDATED ENTITIES
DOUGLAS EMMETT, INC.
By:

Name:
Title:
DOUGLAS EMMETT PROPERTIES, LP
By:	Douglas Emmett, LLC Its General Partner
By:	Douglas Emmett, Inc. Its Sole Member
By:

Name:
Title:
ESCROW AGENT
DOUGLAS EMMETT, INC.
By:

Name:
Title:

ANNEX A

Participant Accounts

Principal	OP Unit Indemnity Amount	REIT Share Indemnity Amount

Total:

Exhibit B

Individual Percentages

Principal	Percentage
Dan A. Emmett	40%
Jordan Kaplan	20%
Christopher Anderson	20%
Kenneth M. Panzer	20%

B-1

        IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as of the date first above written.

CONSOLIDATED ENTITIES
DOUGLAS EMMETT, INC.
By:

Name:
Title:
DOUGLAS EMMETT PROPERTIES, LP
By:	Douglas Emmett, LLC Its General Partner
By:	Douglas Emmett, Inc. Its Sole Member
By:

Name:
Title:
ESCROW AGENT
DOUGLAS EMMETT, INC.
By:

Name:
Title:

QuickLinks

  Exhibit 10.14
REPRESENTATION, WARRANTY AND INDEMNITY AGREEMENT
RECITALS
ARTICLE I REPRESENTATION AND WARRANTIES
  Section 1.01 ORGANIZATION; AUTHORITY.
  Section 1.02 DUE AUTHORIZATION.
  Section 1.03 CAPITALIZATION.
  Section 1.04 LICENSES AND PERMITS.
  Section 1.05 LITIGATION.
  Section 1.06 COMPLIANCE WITH LAWS.
  Section 1.07 PROPERTIES.
  Section 1.08 INSURANCE.
  Section 1.09 ENVIRONMENTAL MATTERS.
  Section 1.10 EMINENT DOMAIN.
  Section 1.11 FINANCIAL STATEMENTS.
  Section 1.12 CONSENTS AND APPROVALS.
  Section 1.13 NO VIOLATION.
  Section 1.14 TAXES.
  Section 1.15 NON-FOREIGN STATUS.
ARTICLE II NATURE OF REPRESENTATIONS AND WARRANTIES
  Section 2.01 SURVIVAL OF REPRESENTATIONS AND WARRANTIES.
  Section 2.02 NO IMPLIED REPRESENTATIONS OR WARRANTIES.
ARTICLE III INDEMNITY HOLDBACK ESCROW
  Section 3.01 ESTABLISHMENT.
ARTICLE IV PAYMENT
  Section 4.01 INDEMNIFICATION OF CONSOLIDATED ENTITIES.
  Section 4.02 CLAIMS.
  Section 4.03 DELIVERY AND RELEASE OF INDEMNITY ESCROW WITH RESPECT TO CLAIMS.
  Section 4.04 DELIVERY AND RELEASE OF INDEMNITY ESCROW AFTER EXPIRATION DATE.
  Section 4.05 EXCLUSIVE REMEDY.
  Section 4.06 AUTHORIZATION.
  Section 4.07 INDEMNITY PAYMENTS.
ARTICLE V GENERAL PROVISIONS
  Section 5.01 NOTICES.
  Section 5.02 DEFINITIONS.
  Section 5.03 COUNTERPARTS.
  Section 5.04 ENTIRE AGREEMENT; THIRD-PARTY BENEFICIARIES.
  Section 5.05 GOVERNING LAW.
  Section 5.06 ASSIGNMENT.
  Section 5.07 JURISDICTION.
  Section 5.08 DISPUTE RESOLUTION.
  Section 5.09 SEVERABILITY.
  Section 5.10 RULES OF CONSTRUCTION
  Section 5.11 EQUITABLE REMEDIES.
  Section 5.12 WAIVER OF SECTION 1542 PROTECTIONS.
  Section 5.13 TIME OF THE ESSENCE.
  Section 5.14 DESCRIPTIVE HEADINGS.
  Section 5.15 NO PERSONAL LIABILITY CONFERRED.
EXHIBITS
  Exhibit A
INDEMNITY ESCROW AGREEMENT
  1. ESCROW FUND.
  2. INVESTMENT.
  3. EARNINGS.
  4. VOTING.
  5. DISBURSEMENTS OF ESCROW FUND.
  6. TERMINATION OF ESCROW FUND.
  7. LIABILITY AND COMPENSATION OF ESCROW AGENT.
  8. TAXES; FRACTIONAL INTERESTS.
  9. REPRESENTATIONS AND WARRANTIES.
  10. BENEFIT; SUCCESSOR AND ASSIGNS.
  11. NOTICES.
  12. GOVERNING LAW.
  13. COUNTERPARTS.
  14. HEADINGS.
  15. SEVERABILITY.
  16. ENTIRE AGREEMENT; MODIFICATION AND WAIVER.
  ANNEX A
  Exhibit B
Individual Percentages